Exhibit 99.1

Press Release

July 21, 2006

SOURCE: MidCarolina Financial Corporation

Contacts:	Randolph J. Cary, Jr.	Chris Redcay
	President and CEO	Chief Financial Officer
	336-538-1600	336-538-1600

MidCarolina Financial Corporation Announces 48%

Increase in Second Quarter Net Income Available for

Common Shareholders

BURLINGTON, N.C., — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI- news) today reported operating results for the three-month and six-month periods ended June 30, 2006. For the second quarter of 2006, net income available for common shareholders was $823,000, a 48% increase compared to net income available for common shareholders of $555,000 reported for the second quarter of 2005. Diluted earnings per common share increased to $0.22 for the second quarter, compared to $0.15 for the same period in 2005.

For the six-month period ended June 30, 2006, MidCarolina reported net income available for common shareholders of $1,533,000 an increase of 45% compared to $1,055,000 reported for the same six-month period in 2005. Diluted earnings per common share increased to $0.40 for the six-months of 2006, compared to $0.28 for the same six-month period in 2005.

MidCarolina reported total assets of $ 407.9 million at June 30, 2006, an increase of 23% compared to the $332.8 million reported at June 30, 2005. Total loans, net of mortgages held for sale, on June 30, 2006 were $305.9 million, an increase of 18% from levels reported a year earlier. Deposit totals at June 30, 2006 were $ 347.3 million, an increase of 27% when compared to deposit balances as of June 30, 2005.

Commenting on these results, Randolph J. Cary, Jr., President and CEO, said, “We are very pleased with the results for the second quarter and first six months of 2006. Our earnings have improved through enhanced operating efficiencies. The growth in net interest income substantially outpaced the growth in operating expenses. Our second quarter demonstrated continued solid balance sheet growth in the loan and deposit portfolios. As we look to the remainder of 2006 we are confident that we are well positioned to take advantage of future opportunities as they arise with our quality customer service and seasoned, high performing team members.”

MidCarolina Bank provides a complete line of banking services to individuals and businesses through its five full-service banking offices and two limited-service offices located in the cities of Burlington, Graham and Greensboro, North Carolina. MidCarolina offers full service brokerage services through its branches. MidCarolina Bank is a wholly owned subsidiary of MidCarolina Financial Corporation.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. For further information and other factors which could affect the accuracy of forward-looking statements, please see MidCarolina’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or MidCarolina’s website (www.midcarolinabank.com). Readers are cautioned not to place undue reliance on theses forward-looking statements, which reflect management’s judgments only as of the date hereof. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended June 30,
	2006 (Unaudited)	2005 (Unaudited)	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$6,732	$4,492	49.9%
Interest expense	3,496	1,891	84.9%

Net interest income	3,236	2,601	24.4%
Provision for loan losses	127	367	-65.4%

Net interest income after provision for loan losses	3,109	2,234	39.2%

Noninterest income	587	764	-23.2%
Noninterest expense	2,342	2,162	8.3%

Income before income tax expense	1,354	836	62.0%
Provision for income taxes	426	281	51.6%

Net income	928	555	67.2%
Dividends on preferred stock	(105)	—	—

Net income available to common shareholders	$823	$555	48.3%

PER SHARE DATA
Earnings per common share, basic	$0.24	$0.16
Earnings per common share, diluted	0.22	0.15

	For the Six Months Ended June 30,
	2006 (Unaudited)	2005 (Unaudited)	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$12,830	$8,327	54.1%
Interest expense	6,453	3,395	90.1%
Net interest income	6,377	4,932	29.3%
Provision for loan losses	359	638	-43.7%
Net interest income after provision for loan losses	6,018	4,294	40.2%
Noninterest income	1,081	1,553	-30.4%
Noninterest expense	4,477	4,253	5.3%
Income before income tax expense	2,622	1,594	64.5%
Provision for income taxes	880	539	63.3%
Net income	1,742	1,055	65.1%
Dividends on preferred stock	(209)	—	—

Net income available to common shareholders	$1,533	$1,055	45.3%

PER SHARE DATA
Earnings per common share, basic	$0.44	$0.31
Earnings per common share, diluted	0.40	0.28
PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.94%	0.70%
Return on average common equity	16.16%	12.40%
Net yield on earning assets (taxable equivalent)	3.42%	3.42%
Equity to assets ratio, end of period	5.88%	5.27%
Allowance for loan losses as a percentage of total loans, end of period	1.40%	1.36%
Non-performing assets to total assets, end of period	0.79%	0.66%
Ratio of net charge-offs to average loans outstanding	0.05%	0.00%

	As of June 30,
	2006 (Unaudited)	2005 (Unaudited)	% Change
SELECTED BALANCE SHEET DATA
End of period balances
Total loans, net of mortgages held-for-sale	$305,915	$258,156	18.5%
Allowance for loan losses	4,295	3,501	22.7%
Loans, net of allowance for loan losses	301,620	254,655	18.4%
Securities, available for sale	69,941	46,178	51.5%
Securities, held to maturity	—	250	-100.0%
Total Assets	407,872	332,758	22.6%

Deposits:
Noninterest-bearing deposits	41,357	32,729	26.4%
Interest-bearing demand and savings	66,714	59,236	12.6%
CD’s and other time deposits	239,276	181,704	31.7%
Borrowed Funds	34,764	39,764	-12.6%
Total interest-bearing liabilities	340,754	280,704	21.4%
Shareholders’ Equity	23,972	17,534	36.7%